Exhibit 22(n)

                   MULTIPLE CLASS PLAN - THE MONEY MARKET FUND

      The Flex-funds Trust (the "Trust") will offer two classes of shares of The Money Market Fund (the "Fund"): a class of shares known as The Money Market Fund and a class of shares known as The Institutional Fund.

      The Money Market Fund Class of Shares. There will be no sales charge on sales of shares of the Money Market Fund Class of Shares. For all Money Market Fund Class of Shares, dividends and capital gains are reinvested at net asset value. As provided in a plan adopted pursuant to Rule 12b-1 under the Investment Company Act (the "Rule 12b-1 Plan"), the Money Market Fund Class of Shares pays distribution fees of up to .20% of average daily net assets per annum of the Money Market Fund Class of Shares.

      The Institutional Fund Class of Shares. The Institutional Fund Class of Shares of the Fund are sold without the imposition of a sales charge. Under the Distribution Plan for The Institutional Fund Class of Shares, The Institutional Fund Class of Shares pays a distribution fee of up to .03% per annum of the average daily net assets of The Institutional Class of Shares.

      As noted above, the Fund will offer a Money Market Fund class of shares and an Institutional Fund class of shares. Furthermore, each share of the Fund will represent an equal pro rata interest in the Fund, regardless of class, and will be identical in all respects, except for: (1) the amount and type of fees permitted by Rule 12b-1 distribution plans; (2) voting rights on matters concerning Rule 12b-1 Plans; (3) any expenses which the Board of Trustees of the Trust (the "Board") determines should be allocated or charged on a class basis ("Differential Expenses"), which are limited to (a) transfer agency fees as identified by the transfer agent as attributable to a specific class, (b) printing and postage expenses related to preparing and distributing class specific material such as shareholder reports, prospectuses and proxies to current shareholders, (c) Blue Sky and Securities and Exchange Commission (the "Commission") registration fees incurred by a class of shares, (d) the expenses of administrative personnel and services as required to support the shareholders of a specific class, if any, (e) litigation or other legal expenses relating solely to a specific class of shares, (f) trustees' fees incurred as a result of issues relating to one class of shares and (g) other expenses that are subsequently identified and determined to be properly allocated to one class of shares; (4) any differences in expense caps, if any, for the classes of shares and (5) the designation of such classes (sometimes (1), (2), (3), (4) and (5) are referred to herein as the "Class Dissimilarities"). Other than as noted above, the classes would be identical in all respects.

      Net Asset Value. All expenses incurred by the Fund will be allocated among the various classes of shares based upon the net assets of the Fund attributable to each class, except that shares of a particular class will bear the Differential Expenses incurred by such class. Consequently, the net income of, and the dividends payable with respect to, each particular class would generally differ from the net income of, and the dividends payable with respect to, the other classes of shares of the Fund. Therefore, the net asset value per share of the classes will differ at times. Expenses of the Fund allocated to a class of shares will be borne on a pro rata basis by each outstanding share of that class.
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      Maintenance of Records. The Fund will maintain the records of calculations of net asset value, dividend and distributions, expenses and allocation of income and expenses in connection with the classes of shares of the Fund for a period of not less than six years, the first two in an easily accessible place. As provided herein, such calculations will be available for inspection by the staff of the Commission during this period of time.

      Rule 12b-1 Plans. As discussed above, payments from the Rule 12b-1 plans for the Money Market Fund Class of Shares and the Institutional Fund Class of Shares will be used primarily to compensate persons for promoting and distributing shares of the Fund.

      The investment adviser to the Fund ("Adviser") will furnish the Board with quarterly reports detailing amounts expended in promoting and distributing shares of the Fund (for the quarter and on a cumulative basis), to the extent relevant, other appropriate distribution expenses (the "Statements"), to enable the Board to fulfill their responsibilities pursuant to paragraph (d) of Rule 12b-1 under the Investment Company Act, and to make findings required by paragraph (e) of Rule 12b-1. The Statements will comply with the requirements of paragraph (b)(3)(ii) of Rule 12b-1.

      In their analysis of the reasonableness of the advisory fees and the Rule 12b-1 distribution fees under Section 36(b) of the Investment Company Act, the Board, when considering adoption or continuation of the Rule 12b-1 Plans, will be mindful of the fact that the advisory fee is borne in common by all shares, but that each of the classes bears separate distribution fees. Consequently, in connection with the Board's annual consideration of the appropriateness of the continuation of such Plans, only distribution services and expenditures attributable to the sale of a particular class of shares will be presented to the Board to support the distribution fee charged to the class. Given the fact that the method of allocating direct and indirect distribution expenses is largely predetermined, the Trust does not believe that any conflicts of interest will result from an investor owning one class of shares rather than another.

      Persons selling shares of the Fund will be compensated differently for selling different classes of shares. The prospectus of each class will describe the services rendered and compensation paid under the Rule 12b-1 plans and the fees payable by the Fund.

      Exchange Privileges. Each class of shares of the Fund will be exchangeable for shares of any other series fund of the Trust (provided investment minimums are met). The applicable exchange privileges will be in compliance with Rule 11a-3 under the Investment Company Act and will be set forth in the Fund's prospectus.

      Conditions. Each of the following conditions are required by this Plan:


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            1. Each class of shares will represent interests in the same portfolio of investments of the Fund and be identical in all respects, except as set forth below. The only differences among the various classes of shares of the Fund will relate solely to: (a) the designation of each class of shares of the Fund; (b) expenses assessed to a class as a result of a Rule 12b-1 plan providing for a distribution fee; (c) different Differential Expenses for each class of shares, which are limited to: (i) transfer agency fees as identified by the transfer agent as being attributable to a specific class; (ii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders; (iii) Blue Sky registration fees incurred by a class of shares; (iv) Commission registration fees incurred by a class of shares; (v) the expenses of administrative personnel and services as required to support the shareholders of a specific class; (vi) litigation or other legal expenses relating solely to one class of shares; and (vii) Trustees' fees incurred as a result of issues relating to one class of shares; (d) any differences in expense caps, if any, for the classes of shares and (e) the fact that each class will vote only with respect to its Rule 12b-1 distribution plan.

            2. The initial determination of the Differential Expenses that will be allocated to a particular class and any subsequent changes thereto will be reviewed and approved by a vote of Trustees, including a majority of the independent Trustees. Any person authorized to direct the allocation and disposition of monies paid or payable by the Trust to meet Differential Expenses shall provide to the Trustees, and the Board shall review, at least quarterly, a written report of the amounts so expended and the purpose for which the expenditures were made.

            3. On an ongoing basis, the Trustees, pursuant to their fiduciary responsibilities under the Investment Company Act and otherwise, will monitor the Fund for the existence of any material conflicts among the interests of the various classes of shares. The Trustees, including a majority of the independent Trustees, will take such action as is reasonably necessary to eliminate any conflicts that may develop. Adviser will be responsible for reporting any potential or existing conflicts to the Trustees. If a conflict arises, Adviser at its own cost will remedy the conflict up to and including establishing a new registered management investment company.

            4. The Trustees will receive quarterly and annual Statements concerning distribution expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, as it may be amended from time to time. In the Statements, only expenditures properly attributable to the sale of one class of shares will be used to support any distribution fee charged to shareholders of that class of shares. Expenditures not related to the sale of a specific class of shares will not be presented to the Trustees to justify any fees charged to that class of shares. The Statements, including the allocations upon which they are based, will be subject to the review and approval of the independent trustees in the exercise of their fiduciary duties.

            5. Dividends paid by the Fund with respect to each class of shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time, on the same day and will be in the same amount, except that each particular Class will bear exclusively its own Differential Expenses and costs and distribution fees associated with any Rule 12b-1 plan relating to a particular class.


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            6. The Trust and Adviser have adequate facilities in place to ensure implementation of the methodology and procedures for calculating the net asset value and dividends and distributions of the various classes of shares and the proper allocation of expenses among the classes of shares.

            7. Adviser will adopt compliance standards as to when shares of a particular class may appropriately be sold to particular investors. The Trust and Adviser will require all persons selling shares of the Fund to agree to conform to these standards.

            8. The Fund will disclose the respective expenses and performance data applicable to each class of shares in every shareholder report. The shareholder reports will contain, in the statement of assets and liabilities and statement of operations, information related to the Fund as a whole generally and not on a per class basis. A Fund's per share data, however, will be prepared on a per class basis with respect to the classes of shares of the Fund.


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